AVISTAR COMMUNICATIONS REPORTS FINANCIAL RESULTS
FOR THE FOURTH QUARTER OF 2010

Company posts a full year profit of $4.4 million and positive cash flow;
 Investments in key go-to-market growth strategies continue

SAN MATEO, Calif., January 27, 2011 – Avistar Communications Corporation (www.avistar.com), a leader in unified visual communications solutions, today announced its financial results for the three and twelve months ended December 31, 2010.

Financial highlights included:

•
Total revenue was $19.7 million and $8.8 million for the years ended December 31, 2010 and 2009, respectively. The increase was primarily due to the license and sale of patents in 2010 for $14.0 million. Total revenue for the fourth quarter of 2010 was $1.6 million, compared to $1.9 million for same quarter in 2009, a decrease of 14%, reflecting longer than expected sales cycles.

•
Operating expense (research and development, sales and marketing, and general and administrative) for the year ended December 31, 2010 was $13.5 million, as compared to $11.8 million for the year ended December 31, 2009. Operating expense was $3.1 million for the fourth quarter of 2010, as compared to $2.9 million for the fourth quarter of 2009. The increase was primarily due to planned additional investments in engineering to develop new products in the Unified Communications and Virtual Desktop Infrastructure (VDI) markets.

•
Net income was $4.4 million for the year ended December 31, 2010, or $0.11 per basic and diluted share, as compared to a net loss of $4.0 million, or $0.11 per basic and diluted share, for the year ended December 31, 2009, an improvement of $8.4 million. Net loss in the fourth quarter of 2010 was $1.9 million, or $0.05 per basic and diluted share, as compared to a net loss of $1.5 million, or $0.04 per basic and diluted share, in the fourth quarter of 2009.

•
Cash and cash equivalents balance as of December 31, 2010 was $1.8 million. Cash generated from operations during the year ended December 31, 2010 was $6.0 million, compared to cash used in operations of $4.9 million for the year ended December 31, 2009.

•
Adjusted EBITDA income (as described below) for the year ended December 31, 2010 was $5.7 million, compared to an Adjusted EBITDA loss of $1.5 million for the same period in 2009, an improvement of $7.2 million. Adjusted EBITDA loss for the fourth quarter of 2010 was $1.7 million, compared to an Adjusted EBITDA loss of $0.9 million in the same quarter of 2009.

•	Total debt balance was $7.0 million as of December 31, 2010, a significant reduction from $11.3 million as of December 31, 2009.

Bob Kirk, CEO of Avistar, said, “Our expectations for Avistar’s progress in 2010 were partially met but we are confident that we have laid a stronger foundation on which to build in 2011.  We invested extensively in our product and technology strategy as we launched industry-leading desktop visual communications solutions within the Unified Communications (UC), VDI and videoconferencing markets. This enabled us to complete the componentization of our platform and provide solutions to end-user clients that directly fit their videoconferencing needs. We believe this also allowed us to better package our products to make Avistar the most cost- effective choice in the market.

“Secondly, we opened a new market with the componentization effort by offering our products to other OEMs in the Unified Communications and Video Collaboration space. This allows Avistar to market its vast industry knowledge, experience and technology to OEM partners who in return deliver enhanced and more cost-effective videoconferencing capabilities to their markets faster than they can do on their own.”

Kirk concluded, “In 2010 we completed our initial development efforts by delivering cost-effective products that serve both end-user clients and OEM partners simultaneously. Due to the delivery timing of these new products, the full level of potential revenue generation that we anticipated has not yet materialized, but we are seeing steady growth of our pipeline and related opportunities, which portends well for greater revenue growth this year.  In 2011, we plan to enhance our sales efforts to both of these markets now that we have delivered all of these outstanding and industry-leading products.”

Significant 2010 developments include:

•	Avistar technology partners such as LifeSize Communications launched desktop videoconferencing and Unified Communications solutions built using Avistar’s knowledge, experience and technology
•	Avistar initiated the industry’s single largest deployment of desktop videoconferencing endpoints and associated infrastructure to 35,000 end users
•	Avistar delivered the industry’s first and only “all software” VDI-enabled desktop videoconferencing solution, including VDI support for Microsoft OCS and other UC solutions
•	Avistar received numerous industry accolades including the Unified Communications Magazine Product of the Year, Citrix Synergy Best in Show and Internet Telephony Excellence awards

About Avistar Communications Corporation
Avistar (AVSR.PK) is an innovation leader in the unified visual communications industry, with more than 15 years of experience providing proven business-class desktop videoconferencing technology. Avistar’s solutions are used across a broad spectrum of industries with deployments ranging in size from 30-35,000 users. Avistar’s technology also helps to power solutions from IBM, LifeSize, Logitech and many other leading unified communications vendors, while delivering end-user videoconferencing solutions to some of the world’s largest corporations, in more than 40 countries. For more information, please visit www.avistar.com.

Cautionary Note Regarding Forward-Looking Statements
The statements made in this press release that are not historical facts are "forward-looking statements." These forward-looking statements, include, but are not necessarily limited to, statements regarding availability of funds under our line of credit, expansion of our product portfolio, the impact of our new products on our business, the future performance of our sales and distribution channels, the impact of changes in our pricing model, growth in our business and the videoconferencing industry, our ability to capture market share in the videoconferencing industry, future patent license royalty revenues and product revenues associated with our intellectual property and product businesses, and our positioning to emerge as a leader in the desktop visual communications industry. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties. The Company cautions readers of this release that a number of important factors could cause actual future events and results to differ materially from those expressed in any such forward-looking statements. Such factors include, without limitation, Avistar’s lengthy sales cycle, volatility associated with Avistar’s sales and licensing activities, market acceptance of Avistar’s products, increased competition in the market for unified communications, technical challenges associated with product development and completion of our deliverables to customers, ongoing technological developments and changing industry standards, the ability of Avistar’s distributors to sell our products to end users, the capital markets for both debt and equity, and challenges associated with protecting and licensing Avistar’s intellectual property. These important factors and other factors that potentially could cause actual future results to differ materially from current expectations are described in our filings with the Securities and Exchange Commission, including the Company's most recent annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Readers of this release are referred to such filings. The forward-looking statements in this release are based upon information available to the Company as of the date of the release, and the Company assumes no obligations to update any such forward-looking statements.

Non-GAAP Financial Measures
This press release and the accompanying tables include a discussion of Adjusted
EBITDA, excluding stock-based compensation expense, which is a non-GAAP financial measure provided as a complement to results provided in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The term "Adjusted EBITDA" refers to a financial measure that we define as earnings before net interest, income taxes, depreciation, and amortization, as further adjusted for stock-based compensation. This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. In addition, our definition of Adjusted EBITDA may not be comparable to the definitions as reported by other companies. We believe Adjusted EBITDA is relevant and useful information to our investors as this measure is an integral part of our internal management reporting and planning process and is a primary measure used by our management to evaluate the operating performance of our business. The components of Adjusted EBITDA include the key revenue and expense items and income from settlement and patent licensing for which our operating managers are responsible and upon which we evaluate their performance. Furthermore, we intend to provide this non-GAAP financial measure as part of our future earnings releases and, therefore, the inclusion of this non-GAAP financial measure will provide consistency in our financial reporting. A reconciliation of this non-GAAP measure to GAAP is provided in the accompanying tables.

###
Contact:

Elias MurrayMetzger Chief Financial Officer Avistar Communications Corporation +1 650-525-3300 emurraymetzger@avistar.com	Conway Communications Investor Relations +1 617-244-9682 mtconway@att.net

AVISTAR COMMUNICATIONS CORPORATION AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
for the three and twelve months ended December 31, 2010 and 2009
(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
	(unaudited)		(unaudited)

Revenue:
Product	$506	$697	$2,146	$3,932
Licensing and sale of patents	378	281	15,114	853
Services, maintenance and support	738	909	2,397	4,039
Total revenue	1,622	1,887	19,657	8,824
Costs and expenses:
Cost of product revenue*	104	401	473	1,327
Cost of services, maintenance and support revenue*	333	565	1,386	2,965
Income from settlement and patent licensing	-	(480)	-	(3,651)
Research and development*	1,494	1,111	6,577	3,888
Sales and marketing*	750	589	2,798	2,581
General and administrative*	874	1,155	4,154	5,298
Total costs and expenses	3,555	3,341	15,388	12,408
Income (loss) from operations	(1,933)	(1,454)	4,269	(3,584)
Other income (expense), net	(23)	(74)	(60)	(432)
Income (loss) before provison for (benefit from) income taxes	(1,956)	(1,528)	4,209	(4,016)
Provision for (benefit from) income taxes	(77)	8	(240)	(29)
Net income (loss)	$(1,879)	$(1,536)	$4,449	$(3,987)

Net income (loss) per share - basic and diluted	$(0.05)	$(0.04)	$0.11	$(0.11)
Weighted average shares used in calculating
basic net income (loss) per share	39,121	38,977	39,061	37,318
Weighted average shares used in calculating
diluted net income (loss) per share	39,121	38,977	39,874	37,318

*Including stock based compensation of:
Cost of products, services, maintenance and support revenue	$10	$59	$41	$234
Research and development	71	144	359	579
Sales and marketing	56	73	208	228
General and administrative	136	206	660	848
	$273	$482	$1,268	$1,889

AVISTAR COMMUNICATIONS CORPORATION AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS
as of December 31, 2010 and 2009
(in thousands, except share and per share data)

	December 31,	December 31,
	2010	2009
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$1,817	$294
Accounts receivable, net of allowance for doubtful accounts of $4 and $13 at December 31, 2010 and 2009, respectively	721	1,027
Inventories	23	56
Prepaid expenses and other current assets	413	300
Total current assets	2,974	1,677
Property and equipment, net	184	147
Other assets	108	132
Total assets	$3,266	$1,956

Liabilities and Stockholders' Equity (Deficit):
Current liabilities:
Line of credit	$7,000	$11,250
Accounts payable	399	807
Deferred services revenue and customer deposits	2,612	2,008
Accrued liabilities and other	1,048	1,432
Total current liabilities	11,059	15,497
Long-term liabilities:
Other long-term liabilities	59	73
Total liabilities	11,118	15,570
Stockholders' equity (deficit):
Common stock, $0.001 par value; 250,000,000 shares authorized at December 31, 2010 and 2009; 40,304,235 and 40,159,466 shares issued including
treasury shares at December 31, 2010 and 2009, respectively	40	40
Less: treasury common stock, 1,182,875 shares at December 31, 2010 and 2009, respectively, at cost	(53)	(53)
Additional paid-in-capital	103,817	102,504
Accumulated deficit	(111,656)	(116,105)
Total stockholders' equity (deficit)	(7,852)	(13,614)
Total liabilities and stockholders' equity (deficit)	$3,266	$1,956

AVISTAR COMMUNICATIONS CORPORATION AND SUBSIDIARY

FINANCIAL RESULTS: RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES
for the three and twelve months ended December 31, 2010 and 2009
(in thousands)

Reconciliation of Net Income (Loss) to Adjusted EBITDA

	Three Months Ended December 31,
	2010	2009
	(unaudited)

Net income (loss)	$(1,879)	$(1,536)
Other expense, net	23	74
Provision for (benefit from) income tax	(77)	8
Depreciation	10	63
EBITDA	(1,923)	(1,391)
Stock-based compensation expense	273	482
Adjusted EBITDA	$(1,650)	$(909)

	Twelve Months Ended December 31,
	2010	2009
	(unaudited)

Net income (loss)	$4,449	$(3,987)
Other expense, net	60	432
Benefit from income tax	(240)	(29)
Depreciation	191	245
EBITDA	4,460	(3,339)
Stock-based compensation expense	1,268	1,889
Adjusted EBITDA	$5,728	$(1,450)

AVISTAR COMMUNICATIONS CORPORATION AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
for the twelve months ended December 31, 2010 and 2009
(in thousands)

	Twelve Months Ended December 31,
	2010	2009
	(unaudited)

Cash Flows from Operating Activities:
Net income (loss)	$4,449	$(3,987)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	191	245
Compensation on equity awards issued to consultants and employees	1,268	1,889
Provision for doubtful accounts	(9)	(7)
Changes in assets and liabilities:
Accounts receivable	315	1,681
Inventories	33	251
Prepaid expenses and other current assets	(113)	20
Deferred settlement and patent licensing costs	-	1,100
Other assets	24	25
Accounts payable	(408)	228
Deferred income from settlement and patent licensing and other	(14)	(4,701)
Deferred services revenue and customer deposits	604	(1,679)
Accrued liabilities and other	(384)	50
Net cash provided by (used in) operating activities	5,956	(4,885)

Cash Flows from Investing Activities:
Purchase of property and equipment	(228)	(82)
Net cash used in investing activities	(228)	(82)

Cash Flows from Financing Activities:
Line of credit payments	(11,250)	(5,049)
Proceeds from line of credit	7,000	9,299
Payment of convertible debt	-	(4,060)
Net proceeds from issuance of common stock	45	173
Net cash provided by (used in) financing activities	(4,205)	363
Net increase (decrease) in cash and cash equivalents	1,523	(4,604)
Cash and cash equivalents, beginning of year	294	4,898
Cash and cash equivalents, end of year	$1,817	$294